Exhibit 99.2

News Release THE GREENBRIER COMPANIES One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 503-684-7000 www.gbrx.com For immediate release: February 6, 2017 Contact: Lorie Tekorius Justin Roberts 503-684-7000

Greenbrier Announces Closing of Offering of Senior Convertible Notes

Lake Oswego, Oregon, February 6, 2017 — The Greenbrier Companies, Inc. (NYSE:GBX) (“Greenbrier”) announced today the closing of its previously announced offering of $275 million aggregate principal amount of 2.875% Senior Convertible Notes due 2024 (the “Notes”), which includes $25 million aggregate principal amount of the Notes issued to the initial purchasers in connection with the exercise of their option to purchase additional Notes.

The Notes are Greenbrier’s general, unsecured, senior obligations and rank equally in right of payment with Greenbrier’s other senior unsecured debt. The Notes bear interest at an annual rate of 2.875% payable semiannually in arrears in cash on February 1 and August 1 of each year, commencing August 1, 2017. The Notes will mature on February 1, 2024, unless earlier repurchased or converted in accordance with their terms prior to such date. The Notes are convertible into shares of Greenbrier’s common stock pursuant to their terms, based on an initial conversion rate of 16.6234 shares of Greenbrier’s common stock per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $60.16 per share of common stock. The conversion rate and the resulting conversion price are subject to adjustment in certain events.

Prior to November 1, 2023, the Notes are convertible at the option of the holders of the Notes only upon the satisfaction of certain conditions and during certain periods, and, thereafter, at any time until the close of business on the business day immediately preceding the maturity date. Upon conversion, the Notes may be settled, at Greenbrier’s election, in cash, shares of Greenbrier’s common stock, or a combination of cash and shares.

The Notes were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes and the shares of Greenbrier common stock issuable upon conversion of the Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or the shares of common stock issuable upon a conversion thereof, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

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About Greenbrier

Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading international supplier of equipment and services to the freight rail transportation markets. Greenbrier designs, builds and markets freight railcars in North America and Europe, builds freight railcars and rail castings in Brazil through a strategic partnership, and builds and markets marine barges in North America. Through our European manufacturing operations, we recently began delivery of US-designed tank cars in Saudi Arabia. In October 2016, we entered into an agreement with Astra Rail Management GmbH to form a new company, Greenbrier-Astra Rail, which will create an end-to-end, Europe-based freight railcar manufacturing, engineering and repair business. We expect this combination will be completed during 2017. We are a leading provider of wheel services, parts, leasing and other services to the railroad and related transportation industries in North America and a provider of freight railcar repair, refurbishment and retrofitting services in North America through a joint venture partnership with Watco Companies, LLC. Through other joint ventures we produce rail castings, tank heads and other railcar components. Greenbrier owns a lease fleet of over 8,500 railcars and performs management services for over 265,000 railcars.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements, including any statements that are not purely statements of historical fact. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “strategy,” “could,” “would,” “should,” “likely,” “will,” “may,” “can,” “designed to,” “future,” “foreseeable future” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog and awards that are not indicative of Greenbrier’s financial results; uncertainty or changes in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of Greenbrier’s indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; policies and priorities of the federal government regarding international trade and infrastructure; sovereign risk to contracts, exchange rates or property rights; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, costs or inefficiencies associated with expansion, start-up, or changing of production lines or changes in production rates, changing technologies, transfer of production between facilities or non-performance of alliance partners, subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; integration of current or future acquisitions and establishment of joint ventures; succession planning; discovery of defects in railcars or services resulting in increased warranty costs or litigation; physical damage or product or service liability claims that exceed Greenbrier’s insurance coverage; train derailments or other accidents or claims that could subject Greenbrier to legal claims; actions or inactions by various regulatory agencies including potential environmental remediation obligations or changing tank car or other rail car or railroad regulation; and issues arising from investigations of whistleblower complaints; all as may be discussed in more detail under the headings “Risk Factors” and

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“Forward Looking Statements” in Greenbrier’s Annual Report on Form 10-K for the fiscal year ended August 31, 2016 and Greenbrier’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2016, and Greenbrier’s other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, Greenbrier does not assume any obligation to update any forward-looking statements.

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